Exhibit 99.2

Verb Technology Company, Inc.

First Quarter 2022 Earnings Call

May 16, 2022

Verb Technology Company, Inc. – First Quarter 2022 Earnings Call, May 16, 2022

C O R P O R A T E P A R T I C I P A N T S

Rory J Cutaia, Chief Executive Officer

Salman Khan, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Martin Saltzman, AFM Investments, Inc.

Brian Kinstlinger, Alliance Global Partners

Edward Woo, Ascendiant Capital

P R E S E N T A T I O N

Operator

Good afternoon, and welcome to the First Quarter 2022 Financial Results Conference Call for Verb Technology Company, Inc.

On our call today are Rory J Cutaia, CEO, and Salman Khan, CFO.

Before we begin, I’d like to remind everyone that statements made during this conference call will include forward-looking statements under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties that can cause actual results to differ materially. Forward-looking statements speak only as of the date they are made except as required by law as the underlying facts and circumstances may change. Verb Technology Company disclaims any obligations to update these forward-looking statements, as well as those contained in the Company’s current and subsequent filings with the SEC.

I would now like to turn the call over to Rory J Cutaia, CEO. Rory?

Rory J Cutaia

Thank you, Moderator, and thanks to everyone for joining us today for our Q1 2022 financial results and business update conference call.

Let’s jump into it. We were just named the number one software provider to the direct sales industry for the second year in a row, which is an industry that we entered just three years ago that we now dominate. With regard to that side of our business, I’m pleased to report that we’ve had another consecutive quarter of growth in our SaaS business. I’d like to cover some of the highlights of the quarter, but first, I want to talk about Market, our new livestream shopping platform.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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1

Verb Technology Company, Inc. – First Quarter 2022 Earnings Call, May 16, 2022

First and foremost, I’m excited to announce the dates for the festivals. They are July 26, 27, and 28. As I’ll discuss today, the recent public facing live stream shopping events on Market have resulted in an acceleration of inbound interest from brands who want to be part of the festivals, including potential sponsors as well as headliners. We’ve been reshuffling the lineup a bit. The dates, times, line up, sponsors, posts, and other information will be released as part of the advertising and marketing campaign that’s been developed for the festivals.

There are also plans for follow on festivals around specific important shopping dates this year. I will disclose more information on those in subsequent communications.

I’d next like to share some data points about the ongoing sales and onboarding process for market and the interest we’re seeing from vendors.

For the onboarding team, they take over from sales once a vendor agrees to join Market and set up a store. All vendors get a store, and as you’ll see, as we get through a little bit of this today, you’ll understand why that’s important. Between January and March, and I think we talked about this in the last call, we added approximately 100 vendors to the onboarding process. But for the 39 days, for that period between April 1 and May 10, we added approximately 90 vendors to the onboarding process.

Beginning with the Alix Traeger event and accelerating through and after the Wander Beauty event, inbound demand from really high quality vendors has increased rather dramatically. Since the Wander Beauty event, we are now onboarding eight to 10 vendors a day. Due to the volume of inbound interest, we are prioritizing vendor acceptance and onboarding based on certain criteria, and chief among them is annual sales volume in excess of $5 million a year together with a measurable online following through social media.

Here’s some important stats on the top 100 vendors on Market based on revenue and social media followers as of May 10. Combined annual eCommerce sales in the United States for the past 12 months is approximately $4 billion. Of the top 100, we have two companies with sales of over a billion dollars. We have five companies with sales of $100 million or more. Three companies with sales of $50 million or more. Eleven companies with sales of $10 million or more. Twelve companies with sales of $5 million or more. Twenty-two companies with sales of $1 million or more. The balance have sales under a million dollars a year.

Total social media followers for the top 100 companies is over 80 million. In fact, the number is actually 80,691,982. There’s a fair amount of diversity among the categories of products offered by the vendors to assure a really robust shopping experience for shoppers on Market.

The sales cycle is quite frankly really unlike anything I’ve ever seen. We have sales people who are reporting close rates of 100% during the demo, which is often the first call with the vendor. Look, I realized that just sounds insane and I’m not suggesting that close ratio is going to be sustainable as it continues to scale, but I’d not be surprised if it remains well above traditional sales close ratios.

It appears that we’ve really tapped into something here like a long pent up demand from vendors across every product category looking for a new distribution outlet. There’s also a massive movement by manufacturers to adopt a direct to consumer distribution strategy, which Market obviously addresses directly. More recently, we’ve seen even traditional retail brands looking to incorporate a more effective direct to consumer distribution strategy to lower distribution costs and increase margins.

If there is a contraction in the economy and a drop in consumer spending, which the way it’s looking right now, we could very well be facing that, we believe this will drive business for Market as vendors will seek ways to lower their prices and yet retain their margins.

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2

Verb Technology Company, Inc. – First Quarter 2022 Earnings Call, May 16, 2022

As the vendors that are fully onboard choose to host public facing events, which we actively encourage, we anticipate the onboard rate to continue to ramp up through the festivals and then accelerate even further. Accordingly, we are focusing on the sales and onboarding process to identify and eliminate any bottlenecks and points of friction.

As I mentioned a few moments ago, we are experiencing an extraordinarily high close rate when our sales teams demo the platform for prospects. We are working to better automate that demo process for prospects. In fact, just over the past six weeks, we’ve revamped our user guides, our FAQs, our onboarding processes, and created best practices guides for our teams as well as for our vendors.

These efforts have already produced measurable efficiencies. Our goal is to be able to accommodate hundreds of new vendors per day and over time, thousands per day, with little intervention from any of our sales and onboarding team members. By the way, this is one of the reasons to do the soft launch the way we have, so we can learn what we didn’t know, what we don’t know, things that are not discovered during the beta trial period that you want to address before a full hard public launch. We’ve learned from our mistakes and what some may incorrectly perceive as delay is actually our teams taking a very careful and thoughtful approach to the launch of Market.

We’re in this for the long haul, guys, and we believe that this is an enormous opportunity to create real, real, sustainable value for all of our shareholders.

Let’s talk about the standalone stores and what that means. The process of onboarding involves setting up the vendor storefront. This includes, among other things, providing their banking and tax ID information, confirming inventory and fulfillment capabilities, uploading their logos, their branding elements and content, and of course, loading their inventory SKUs.

In some cases, vendors start and finish in a single day. In other cases, it takes much longer. Once their stores are set up, we offer training support on how best to use and leverage the platform. Some vendors begin hosting private events while they get comfortable with the platform’s features and functionality, but we actively encourage vendors that have completed onboarding and set up to begin hosting public facing events. We developed the standalone store capability to allow those public facing events to take place without exposing the identities of certain brands that ask that we not disclose their presence on Market until they either completed their setup, or they announced their presence publicly themselves or jointly with us.

Let’s now discuss the recent public facing events. Over the past month, we’ve had three public facing events. The first one was hosted by Alix Traeger, a popular influencer from Buzzfeed’s Tasty Show. The next one was a brand called Don’t Call Me Mommy, a very popular fast growing brand. The last one was Wander Beauty, a very successful cosmetics brand, and one of the biggest sellers on HSN. These were all test events for these brands and intentionally not well promoted. As such, we waived our normal fees. The Alix Traeger and Don’t Call Me Mommy events were produced by a company whose business is to develop and execute live stream shopping monetization strategies for influencers with large social media followings and service the creator economy.

This is a very savvy, experienced connected management team that looked at virtually all competing livestream platforms and chose Market to host their client’s livestream shopping events. The Wander Beauty event was produced by John Rizzo, our new SVP of content and brand partnerships. John was a producer at QVC for more than 20 years and led QVC’s online initiative and grew it to more than $300 million a year in sales. Kate Eckman, our new SVP of programming talent acquisition, a former QVC HSN on-air host. She hosted the event alongside some of the Wander Beauty principles.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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3

Verb Technology Company, Inc. – First Quarter 2022 Earnings Call, May 16, 2022

As a testament to vendors’ experience on the platform after their test events, I’m happy to report that all three have talked openly about how much they enjoy the experience and Wander Beauty has already confirmed a series of events on Market, and the next one is already scheduled. I think it’s currently scheduled for this month, May 27 at 2:00 PM Eastern. I hope that you get to see the real quality of this platform and what a game changer this is.

I’d like to share some of the data points that came out of those three events. We had a total of 492 verified attendees. That number does not include insiders like Verb employees. It does not include people who attended on YouTube and Facebook and Instagram and other social media sites as both the Alix Traeger and the Don’t Call Me Mommy events were simulcast on social media as well as on Market. I don’t yet have the number of attendees on the social media feeds that clicked over to watch on Market to make purchases directly on market, which is definitely an important metric. But the producer told us that they were very pleasantly surprised at that conversion rate.

As to sales data, I’m going to aggregate the information in order to be as transparent as I possibly can here, but still respect the confidential sales information of our individual vendors. Total sales for all the events during the live streams were low four figures, under $5,000. However, sales continued after the livestream events, as people did in fact return to shop the stores and watch the recordings of prior events, which are all still shoppable, validating one of my premises for incorporating shoppable stores that retaining permanent presence on Market, as opposed to some of the companies that do the one-off live stream events.

That post event sales number while preliminary seems to be approximately 20% of the sales done during the events. But those sales are still continuing, and that amount obviously will change. As time goes on, and we have a much larger pool of events and post sales data, we’ll be better able to determine how much the vendor store fronts contribute to the revenue stream and the rate of drop off over time after the livestream event, which will help vendors determine when to schedule follow on live streams to maintain or increase sales.

Sales are continuing in the Market stores days and even weeks after the live events. Twelve percent of live event attendees made purchases, which is well above the 2.5% average conversion rate for non-live stream eCommerce. The average size purchase from all events was $47.88 per purchaser. I think if my math is right, I believe that works out to about $240 in GMV, gross merchandise value for every 25 people that attend a Market event.

However, Market data for live stream shows—indicates that the number goes up when attendees remain on for more than 12 minutes. In fact, I believe it’s actually as much as 50% to 100% greater if they get past that first 12 minutes. Data from our events shows that 95% of attendees remained on for more than 12 minutes and 85% of attendees remained on for the entire show.

Now these are unusually high engagement rates, guys, and we don’t yet know if this is sustainable at scale, but even 25% of these engagement rates would be really very impressive. While this data is only from three relatively unpromoted events, there is a lot of data we’ve provided today about the vendors that are already committed to Market that would allow savvy investors to begin building their own revenue forecast model, to determine what Market could potentially generate from the vendors already confirmed, and then plot a growth rate for additional vendors layering in over the next 12 months and beyond.

I’m hopeful that this will help investors formulate their own opinion of value for Market on a standalone basis and compare that to our current market cap for the whole combined company when making an informed investment decision.

The points that we’ve discussed, I think they’re worth repeating, are collectively the vendors committed through May 10 generate approximately $4 billion a year in U.S. eCommerce sales. Collectively, they have more than 80 million social media followers to whom they can promote their events on Market. Twelve percent of attendees made purchases that averaged $48 per attendee. Attendees that remain on for more than 12 minutes will likely purchase more, as much as 50% to a 100% more. There’s an additional 20% in sales taking place in the stores after the events and at least one case it’s even more than that.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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4

Verb Technology Company, Inc. – First Quarter 2022 Earnings Call, May 16, 2022

Finally, our revenue is derived from several sources. The first component is a fixed percentage, which averages 10% to 20%, and in some cases it’s even more, of gross sales by each and every vendor on the platform. That’s from both live events and from the stores. In addition to that, as the platform continues to attract a critical mass of buyers and sellers, we will impose onboarding fees, which we currently waive, as well as monthly recurring fees from vendors to maintain their store on Market, which we are also waving for vendors coming on during the soft launch period.

There are additional revenue streams flowing from sponsorship fees, hosting service fees, production services fees, among many other revenue categories though I don’t have visibility on how to quantify any of those yet, so I leave them out of the model until we do.

Now, I’d like to turn to our SaaS business and Q1 results, after which our CFO, Salman Khan, will provide more details.

Starting with our SaaS recurring subscription revenue for Q1 2022, we report just over $2 million, up 37% over the same period last year. We’ve now had five consecutive quarters of SaaS revenue, recurring revenue growth. In fact, but for Q4 2020, we would now have reported eight consecutive quarters of SaaS revenue growth. The only reason Q4 2020 wasn’t part of the consecutive quarters of growth was not that it was a bad quarter, it was that Q3 of 2020 just happened to be a blockbuster quarter. You may recall that it was a record breaker for us.

Okay, next. First quarter 2022 gross profit margin was $1.7 million, up 31% over the prior year comparable quarter, $1.3 million. Total digital revenue, of which SaaS recurring revenue as a component, was $2.2 million, up 19% over the same period in 2021. Notably, we ended the first quarter of 2022 with SaaS recurring revenue once again representing a larger and larger percentage of our total digital revenue, now 93% up from 81% in Q1, 2021. As a percentage of total revenue, our SaaS revenue is now 74%, up from 58% in Q1 2021.

Total cost of revenue was $1 million, an improvement of 20% compared to the prior year comparable quarter. I am particularly pleased to report that the revenue growth we’ve reported today was achieved while fulfilling our commitment to reduce operating expenses. As I indicated previously, we would begin to see the results of our plans to reduce operating costs in Q4 of 2021 and Q1 of 2022.

You might recall that R&D expense, which is the biggest component of our operating expense, was down 22% in Q4 over Q3 2021. We were reporting a substantially greater and additional reduction in R&D expense of 42% in Q1 over Q4 of 2021. That also represents a reduction in R&D expense of 45% over the prior year comparable quarter. We expect to report further planned reductions in operating expenses while revenues increase throughout the year into next, as we move closer to cash flow positive. Salman will address additional expense reductions in his comments.

In our last quarterly report, I talked about a new version of verbLIVE, version 2.0, designed specifically for the direct sales industry, that was under development. It includes many of the features that have already been built into the Market platform, such as dual presenter mode and recording capabilities, but built to be used as a tool for individual sales reps. It’s tightly integrated into our verbCRM application with attribution features.

I’m pleased to report that development is ahead of schedule and we’ll have no problem meeting our delivery dates for the clients waiting for it next month in June and in July. In addition, a new admin system for our super popular Pulse application, allowing us to dramatically accelerate client onboarding, will also be released ahead of schedule for delivery to clients waiting for that as well.

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5

Verb Technology Company, Inc. – First Quarter 2022 Earnings Call, May 16, 2022

As I discussed in our last earnings call in Q4 2021, we launched a new business unit for Verb, our professional sports unit, built on our verbTEAMS, sales enablement platform. We started with the announcement of the Pittsburgh Penguins in Q4 2021. Since then, we’ve added many new professional sports teams to the platform and built an impressive sales pipeline of professional sports teams, both in the U.S. as well as in other countries. In addition to the Pittsburgh Penguins, we announced the Florida Panthers, the Phoenix Suns and the Detroit Pistons, and many more announcements are expected.

Some of the initial deals we’ve done and expect to do are done on a type of barter basis, rather than just doing a free trial whereby we provide the teams a license to our platform in exchange for corresponding value in marketing for Verb. Our strategy is that once they use the platform, they’ll see the benefits and be willing to pay for a subscription upon the expiration of the initial term.

We have reason to believe that this strategy will prove to be an effective one as at least one team has already reported extremely impressive results from their use of the platform, such as 72% click through rates using our interactive video technology. In addition, we’re now in talks with one of the leagues, who’s exploring the possibility of rolling our sales enablement platform out to all of the teams in their league. As I mentioned in the last call, it is my expectation that there will be Market and verbTV implications for the sports teams using our platform.

Let’s talk about the acquisitions. As to one of them I discussed previously, the audit is virtually complete. However, given the recent rather shocking and more rapid deterioration of the financial markets over the past few weeks, including the precipitous and inexplicable decline in the current price of our shares, which we intended to use as (inaudible) connection with the consideration, we are negotiating an extension of closing date with the sellers.

It is our hope that market conditions will improve allowing us to complete the acquisition really soon, as we worked very closely together with these guys over the past year and developed a real mutual respect that extends beyond our business relationship and I really believe that the companies should be together, the teams should remain together, but look, given the market conditions today, we believe this is really the prudent course of action.

Until we’re able to complete the acquisition, we’ll be operating under the long term licenses that we have in place for those components we rely on for the Market platform. We will outsource some of the ongoing platform improvements and updates to their developers under previously negotiated and fully executed statements of work. There’s no interruption of any kind.

All right, I’ll turn it over to our CFO, Salman Khan, for more detail around our reported financial performance as well as the recent finances we secured to assure the uninterrupted execution of our plans for Market among other things.

Salman?

Salman Khan

Thank you, Rory, and good afternoon, everyone.

I’d like to review our financial performance as reported in our Form 10-Q filed today, May 16, for the first quarter ended March 31, 2022. I may reiterate and I’ll provide more color around some of the data points Rory shared with you.

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6

Verb Technology Company, Inc. – First Quarter 2022 Earnings Call, May 16, 2022

The following compares the Company’s results of operations for the first quarter of 2022 with the first quarter of 2021.

SaaS recurring revenue, a component of total digital revenue, was $2 million for the first quarter of 2022, up 37% for the comparable prior year quarter. SaaS recovering revenue as a percentage of total digital revenue was 93% compared with 81% for the comparable prior year quarter. SaaS recurring revenue as a percentage of total revenue was 74% compared with 58% for the comparable prior year quarter. As Rory mentioned, it has now been five consecutive quarters of SaaS recurring revenue growth.

As we discussed in our last earnings call, until we completely phase out of our legacy non-digital business, our total revenue will not be a reliable indicator of our performance since it includes the revenue generated from both our digital business, which cumulatively is growing at a record pace, and our non-digital business, which is declining as we exit that business.

For example, the non-digital business now represents only 20% of total revenue through the first quarter of 2022, compared with 29% through the comparable period in 2021. I do note, however, that due to our exponential growth in SaaS business, our total revenue for the first quarter 2022 or the prior year first quarter is up 6.5% despite the planned decline in non-digital business.

As discussed in our earnings call last month, we historically made a conscious decision to ramp up our research and development investment, among other related expenses, in order to accelerate the time to market for several major revenue generating features and products. In Q4 2021, we began the move from R&D mode to maintenance mode for many of our products, allowing us to reduce operational costs to more normalized levels. The planned reductions will continue throughout this year and into next with some of the biggest reductions occurring in the latter half of this year

For the three months ended March 31, 2022, we invested $1.6 million in R&D compared with $2.9 million in the same quarter of 2021. This 45% reduction is in line with our expectations and as part of our cost reduction strategy. I also note, as Rory said, this also represents a 42% reduction in R&D expense from Q4 2021.

At March 31, 2022, we had capitalized software development costs of $6.2 million, attributed to the development of Market, which we expect to depreciate in cost of revenue.

General and administrative expenses were $7 million in the first quarter of 2022, a decrease of $0.3 million from the $7.3 million in the prior year comparable period, primarily due to a decrease in share based compensation of $1.1 million and a decrease in marketing spend of $0.4 million, both offset by planned increases in labor costs of $0.9 million.

As discussed in our previous earnings call, we have begun implementing a top grading strict ROI approach to our marketing spend. Based on the efficiencies we are now seeing, we are all set for the annualized savings of $1 million in marketing spend over time. We anticipate that these additional savings will help offset any marketing increases we expect to incur as we promote the public commercial release of our new Market platform and verbTV, among other things.

As we began the year, we continued to focus on identifying cost efficiencies. For example, we determined that many of our Utah team members could continue to work remotely very effectively. Accordingly, in Q1 2022, we terminated our office building and warehouse leases in Utah and entered into a new office sublease agreement in Lehi, Utah, for a smaller space, saving us over $270,000 a year.

In the first quarter of 2022, we improved our modified EBITDA by $1 million or 16% when compared for the first quarter of 2021. This unlocking in modified EBITDA represents approximately 50% of our current quarter SaaS revenues of $2 million and is a testament of our employees and Management team’s efforts to make our Company more efficient with the drive towards profitability. As a reminder, modified EBITDA is a non-GAAP financial measure, and we have provided information reconciling to the comparable GAAP financial measure in the press release for today, and in our Form 10-Q.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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7

Verb Technology Company, Inc. – First Quarter 2022 Earnings Call, May 16, 2022

As of March 31, 2022, total assets worth $38.1 million, total liabilities were $22.3 million, and total stockholders’ equity was $15.8 million.

On April 25, 2021, we completed a register direct offering price at the market at $0.75 for a small group of institutional investors, which resulted in gross proceeds of $11 million. It was a straight common transaction with one-for-one warrants. As of May 10, 2022, there are slightly over 101 million shares of our common stock issued and outstanding. Of the total number of common shares issued and outstanding, approximately 6.8 million shares or approximately 6.7% are owned or controlled by Management and the Board members.

I’d now like to turn the call back over to the Operator for Q&A.

Operator

Our first question comes from Martin Saltzman with AFM Investments, Inc. Please go ahead.

Martin Saltzman

Yes. Hi, guys. Just so you’re aware, there was no press release for the actual results. I don’t know if you’re aware of it or if there was a delay in it getting published. I’m sure there’s other people on the call looking for that, but I do see your Management’s prepared remarks.

Anyway, congratulations on some improved numbers, for sure. Rory, I just have a question pertaining to Market. That’s really the elephant in the room for me and my shareholders that I represent. I thought I heard you say that Market will net Verb 10% to 20% of sales.

Rory J Cutaia

What I said is that that is the average, Martin. Some of it depends upon the product, depends upon the margin for that product, and other circumstances that we agree to with a particular vendor. It can go as high as 35%, but I think for the purposes of those investors that are looking to build their own model from the information that we provided today, which honestly was the reason I tried to provide as much information as I can so that people can create their own model for the value of Market. You could probably look at 15% as being the average.

Again, it could be higher, but I think 15% is a good conservative number about what we would generate when we grow sales by all vendors generated through the platform. Just as a reminder, it’s not just what they sell during the livestream events, it’s also what they sell through the stores, which are there in (inaudible).

Martin Saltzman

Could there be a case where there’s a break point? For instance, let’s say, a company does $5 million in revenues on their event, one of the big retailers that are coming in the hard launch in late July there, perhaps are they going to be charged less of a percentage versus somebody that might do half a million in revenues?

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8

Verb Technology Company, Inc. – First Quarter 2022 Earnings Call, May 16, 2022

Rory J Cutaia

No. No. It wouldn’t be a reason for us to do that.

Martin Saltzman

Okay.

Rory J Cutaia

Just to finish, I’ll give you a complete answer on that. Virtually all of the companies that are coming on to the platform have experienced alternative means of distribution, whether it’s through some of the television shows or other means. They are used to paying a percentage of sales to be on those various platforms. If we use 15% as the average, which I believe it is, that’s actually more competitive than other places. It’s not like we’re getting any pushback from people on the percentage that we’re charging. People are pretty happy when we tell them that’s where it’s going to land.

Martin Saltzman

Are some of these people who are engaging Market, are they people who are also manufacturers who are just trying to, let’s say, eliminate the middleman, and therefore when you tell them, “Hey, it’s going to roughly be 15%”, they don’t balk at that because they’re probably paying a middleman a lot more than that?

Rory J Cutaia

You’re exactly right, Martin. We’re seeing a lot of that now. We think that’s going to continue. As you may have heard in my prepared remarks earlier, I think there’s a lot of companies that are going to be looking for more efficient means of distributing their products and more efficient distribution channels. Yes, cutting out the middleman is one way to describe that. Yes, if they could reach consumers directly for their products and they’re only paying 15% or 20%, that’s a massive savings for many, many, many of these companies. That’s a big difference.

Martin Saltzman

I just want to ask you then about when you said a hundred vendors, but April through May, you had 90, and then you’re getting eight to 10 a day, if you could, just a guesstimate, in your dream of dreams, how many vendors might you have by the July 27, 28, 29 launches, or 26, 27, 28? How many might you have total?

Rory J Cutaia

It’s hard to say, Martin, because we want to make sure that everyone gets their store set up, and look, I’m trying to get as many on there as rapidly as possible. We’ve had to add a lot of people to the onboarding teams to help facilitate getting people on more rapidly. We’ve created a lot of systems and processes that will help the individual vendors get their information together much more quickly so that they can get on.

The other thing that I want to stress a bit is that we’ve been really, really lucky at the response from the market after people saw those last three events, because before that people were just coming on because they believed in the concept and seeing some of the demos of it. When they actually saw events that were the public facing events, they could actually see how it works and the quality of it, because it’s hard to describe quality. When you show a demo, of course, it’s a closed system, so of course it’s going to look beautiful. But seeing it live that way, that really made such a difference.

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9

Verb Technology Company, Inc. – First Quarter 2022 Earnings Call, May 16, 2022

For us, what that meant is there are a lot of companies of really high quality, companies doing some big, big numbers in their online sales that have approached us. It’s like a wave, quite honestly, that we’re really doing our best to respond to. While there’s a lot of really small mom and pop businesses that really want to get on, we’re really trying to allocate—and I’m happy to have them on, and we want to be able to accommodate everybody and level the playing fields for even the smallest businesses.

As we look to the hard launch with the festivals, we really want to allocate our resources, which are limited, obviously, to those stores that—and those companies, those vendors, those manufacturers that are doing big numbers, that have big social media followings, because we are looking for them to help make sure that there’s great attendance at these events.

Of course we’re going to promote them, but the greatest likelihood of people actually showing up at these events are people that already follow those companies. That’s really what our focus is. What is that number ultimately going to be by the time we get to festivals? I’d really rather not guess, but it should be substantially more than where we are right now. But I will tell you, by the time we get towards the end of the year, it’s going to be gigantic.

Again, I’m so cautious to put a definitive number on it. Obviously we have our own internal models and I don’t want to be wildly off at the end of the year, even if I’m too high or too low. That’s why I gave the information that I could so that people could create their own models, make their own assumptions. Of the $4 billion, make your own assumption of what percentage of that will end up being done on Market. Is it 1%? Is it 5%? Is it 10%? Make your own assumptions. Of the 80 million followers out there, what percentage of those do you think will actually show up to follow those brands on Market? I’m hopeful that that gives people the information they need, again, to make an informed investment decision.

Martin Saltzman

As far as the number of vendors, where are you now on the number that you have?

Rory J Cutaia

I believe it’s just under 200. But I’m guessing at this moment, because it changes hourly. I think we’re probably in around that range.

Martin Saltzman

That’s in excess of what I thought. I actually thought you were still around 125, 130, something like that. Over 200 is quite good. I have just a follow up on, you mentioned Wander Beauty. I don’t buy beauty products myself, I chimed in and there was a slight delay from the initial time it was going to go off. But boy, when I saw it, it was very impressive and Kate Eckman’s a superstar. She’s just tremendous. But I was asked a question by a couple of my clients and they wanted to know why, if you have so many vendors already committed, why are you doing another Wander Beauty public event? Why not somebody else? Why not somebody new?

Rory J Cutaia

Well, we are, as a matter of fact. We have an event this Thursday, which I think we’re going to be putting out a press release about it. We have an event this Thursday with another company. What’s the other company? Stay Buddy, yes. Yes, we have another one this week. We have several more events, I believe, this month, but the reason that I wanted to PR the Wander event and the reason that I believe it’s meaningful is because when you have a company of that caliber, okay? Look at these guys (inaudible). They’ve done massive business on QBC and HSN over the years. When you have a company like that, that comes on and does a test event, and then they come back and say, “Yes, okay. Now we want to schedule a series of events. In fact, we want to do another one this month,” that sends a signal to other companies out there that are the companies on QVC and HSN and other companies that are contemplating a live stream shopping solution. It sends a signal to them that, here, this company did it. Obviously they loved it so much, they’re coming back again. I believe that that really will drive—fact of matter is it already has—a lot more companies coming forward to say, yes, we want to be part of it. That’s why it was important. Yes. It’s great to show a zillion different companies, but for me, and I think for a lot of investors, the more important metric is how many came back? How many want to do it again? That’s why I put that out.

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Verb Technology Company, Inc. – First Quarter 2022 Earnings Call, May 16, 2022

Martin Saltzman

I appreciate that. Last question for me is you mentioned that you’re putting off a closure of some of the acquisitions you were looking at. I appreciate that, especially given your share price, hard to use that at this moment. If you could put it off, that’s great, but Mike, I’m just curious what you’re trying—not who you’re trying to acquire, but what areas of your business you’re trying to assist or help or fill in the gaps? Can you say anything about that?

Rory J Cutaia

I wouldn’t say that we’re trying to fill any gaps. I think that our needs for our business and certainly Market have been met, but that acquisition brings a couple of different things that are not necessarily filling gaps or needs. We have enjoyed an extraordinarily wonderful relationship with those principals and they have a fantastic team of developers that we really feel we could work well with effectively. We’d like to be able to continue to do that. Certainly, we can do that under a statement of work which now we are.

But in addition to that, they have an interesting OTT business. For those who don’t really know what that is, that’s on demand video business on a large scale for large companies. An example of an OTT business that would be Netflix as an example, and Vimeo. Those are all OTT businesses. One, they run it for themselves, and the other, they run it for other companies.

I believe that the client that would be looking for OTT services would also be fantastic for verbTV. Someone that’s running shows on an OTT network, well, one of the offerings we could provide is that we could make their television programming shoppable and put them on verbTV. There’s a lot of advantages to it, plus they have a good business and that revenue would be additive to our own. There’s a lot of reasons to do it, and I’m still very much intending to do it, but we had the stock drop crazy over the past month.

Obviously, we didn’t anticipate that. We actually expected to be closing the transaction this week, but with the price where it is, as much as I really want to do the deal, and I intend to, I couldn’t do it now at this price and create that dilution for shareholders. I just can’t do that and they understand.

Martin Saltzman

I appreciate that, Rory. Well, listen, I’m going to go back in the queue. Thank you very much and best of luck with Market. It sounds great and exciting. Thank you.

Rory J Cutaia

Thank you very much for your questions.

Operator

The next question comes from Brian Kinstlinger with Alliance Global Partners. Please go ahead

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Verb Technology Company, Inc. – First Quarter 2022 Earnings Call, May 16, 2022

Brian Kinstlinger

Great. Thanks. Thanks, guys. Thanks for all the information on the statistics for the events you’ve had so far. Salman, hopefully you can help us understand how a transaction’s going to run through your P&L from Market. Suppose you have a $50 purchase, in this case, Verb would generate $5 to $10 of revenue on the transaction fee if I understand correct. What’s the gross margin on these types of revenues?

Salman Khan

Brian, thanks for your question. I appreciate you joining the call. This is a great question and some of the statistics that we have disclosed and Rory talked about certainly address and check the box in terms of the numbers that you just talked about. With roughly $50, we would anticipate around $10 revenue flowing in.

In terms of our cost, look, this is going to be run on similar platform that we use for our digital business, which you know our cost of revenue for that is fairly low compared to our traditional business that we’ve had in the past. If you do the math, it’s a fairly smaller portion of additional costs that we would expect, including our people who are supporting the existing business and also the market platform on top of that.

At the end of the day, as you know, this is a numbers game and the scale will determine what that unit cost, unit margin (inaudible). Hopefully that helps.

Brian Kinstlinger

It sounds like the incremental gross profit per dollar of revenue looks almost like a software business where it’s in your 90% range as it scales. Is that right?

Salman Khan

Absolutely. You got it.

Brian Kinstlinger

Okay, and then when do you plan, Rory, on charging onboarding fees? Is it one price for all? Then in the hosting fee, is that a monthly rent that if you’re a store you’re going to pay? Just take me through both of those pieces, if you can share with us whatever you can.

Rory J Cutaia

Yes. The store is—we’re hopeful that people are going to find that to be a really great replacement for their existing website and hosting fees that they’re currently incurring. Someone’s website right now is basically like a billboard in the woods whereas having a storefront on Market over time, certainly as we have more people, you’ll be—it’s like having a billboard on Las Vegas Boulevard in the middle of the Strip.

We believe people will be willing to pay for that. I don’t think that we really need to charge people a lot more than what they’re already incurring to maintain their websites and have it be extremely profitable business for us. I think that we’ll look to begin imposing those fees sometime after the festivals and it’ll really depend upon the number of vendors on there, the kind of traffic that we’re getting from shoppers, which we hope to build over a period of time.

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Verb Technology Company, Inc. – First Quarter 2022 Earnings Call, May 16, 2022

But look, our interest, of course, is generating as much revenue as we can, as soon as we can. As soon as we believe it’s appropriate to start doing that, we’ll do that. But yes, this year, absolutely. Remind me what your first question was?

Brian Kinstlinger

Sorry. I’ll re-ask it. To the degree that you have fantastic volume that your vendors see, you’ll have leverage to charge a little bit more on a monthly basis to host them, is that right?

Rory J Cutaia

Absolutely, yes.

Brian Kinstlinger

Of course, to the degree the numbers don’t start off so strong, it’ll be difficult to go to them and say pay us a whole bunch more right now until you get those numbers up?

Rory J Cutaia

Yes, we wouldn’t do that. We would, obviously yes.

Brian Kinstlinger

Fair enough.

Rory J Cutaia

I think you asked something like that (inaudible).

Brian Kinstlinger

I was wondering, is there an onboarding fee, which I take it sounds like a fixed price, and then there’s also a monthly hosting, which is like rent? Is that how I think about it?

Rory J Cutaia

Well, what you are referring to as like rent is really what we would charge to maintain the store on the site, which is what I just talked about. But in addition to that, there are the onboarding fees and there are setup fees and depending upon the particular vendor and the degree of assets that they have and the SKUs and all that will determine what the fees are.

There’s actually three packages that people can sign up for that is a monthly fee that will include a lot of this stuff. We’ll be announcing that soon. Short answer is there is a recurring revenue component to this, and it will vary based upon what package people sign up for, what companies sign up for, and the volume of business that they do through the platform.

Brian Kinstlinger

Great. Now, if I’m hearing right from understanding the comments, you haven’t charged anyone a dollar yet, so you haven’t—not that you couldn’t, but you haven’t generated a dollar, really, of revenue for Market yet. If that’s right, when Wander has its second event or has more standalone events, will they A, start promoting and B, when do you start charging the regular fees? Will you do it before the event, the large festival, or is the festival the first time you’re going to do it?

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Verb Technology Company, Inc. – First Quarter 2022 Earnings Call, May 16, 2022

Rory J Cutaia

To be determined, Brian. It is certainly our desire to begin charging as soon as possible, as I said. We want to encourage vendors to come on, especially those that are really not familiar with the platform. It’s new, there’s not a lot of events that have already happened on it. Some of the largest clients that are associated with the platform, they’re on the platform have not let us yet use their name. If we could, we’d probably be more overwhelmed than we are now. Look, we want to be able to charge as soon as possible. We do expect to be charging at or around the time of the festivals. It’s, I would say, likely that we’ll be charging for events that occur before the festivals. But I wouldn’t want to talk about something on the phone here on this call that I haven’t yet (inaudible) with some of the investors the (inaudible).

Brian Kinstlinger

Fair enough. You mentioned Wander. They look like a couple million-dollar firm. I’ve only done a quick search. I’m probably not right, but who knows? But you mentioned they’ve been on—selling on QVC quite a bit. I take it others that you’re working with have as well. Have you been able to compare the average ticket price on Market versus your small sample size to what an average ticket price looks like on QVC?

Rory J Cutaia

Yes. I’m sorry here for this car alarm in the background going off here.

Brian Kinstlinger

No worries. You can’t control it.

Rory J Cutaia

Yes. I think we’re in the same range a bit although in some cases it’s substantially greater than the $48 that we’re seeing right now. It’s going to vary, but mind you, that $48 average is just from three events and three really unpromoted events. I want to make sure that that’s clear for everyone. I actually expect it’s going to be substantially higher. I’m told by some of the people that have joined us from QVC that we should expect to see substantially higher per unit sales on Market.

Brian Kinstlinger

Okay. Two more questions. Sorry, I got a bunch. The first one is on advertising. Seems like a very big opportunity, although obviously your eye is on the prize of these fees, they’re higher margins. But it seems like in any store, you walk through a mall, there’s advertisers; you’re going to walk through or go through these different rooms, you’re going to have advertising opportunities. Have you yet approached a programmatic technology that can work with ad impressions? I take it given your capital position you’re not going to be looking to do direct sales force at this time. Will that be ready for the first event or probably not?

Rory J Cutaia

When you say the first event, if you’re referring to the festival.

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Verb Technology Company, Inc. – First Quarter 2022 Earnings Call, May 16, 2022

Brian Kinstlinger

The first festival, sorry.

Rory J Cutaia

Yes. With regard to the festivals, yes, we’ve got some sponsors. We are intending to add more, but beyond that as to the ongoing operation of the platform itself, yes, we’ve talked to a number of different companies that can provide advertising on there and create a new revenue source for us. What we need to do is demonstrate what the volume of eyeballs is on there.

While we may not have that type of thing in place at the time of the festivals, beyond the sponsorships, we do believe that as we proceed through the course of the year and we’re able to demonstrate the traffic on the site, it will become a very, very desirable place for people to want to advertise. We’ve already built into the platform the capability of accommodating that in a non-intrusive but yet very visible way that will make it attractive for sponsors and advertisers to want to be there.

Yes, that is a revenue stream that I have not talked about in my prepared remarks, as I was suggesting what people can use now to prepare their models, but that is another one that we would expect to layer in throughout the year.

Brian Kinstlinger

Great. Last question. With the pending launch of the festival, and I know you envision after that it’s not going to stop there, how do I think about—although you’ve talked about some cost cutting measures, how do I think about that overhead, where you’ve been adding SG&A? Will you need to do any more significant hiring, either ahead of that event or after that event for investments?

Rory J Cutaia

No. I think that we’re really locked and loaded right now in terms of the team. I will say it’s the best team I think we’ve ever had. I say that not because we have really nice people, but they are. The results that team is producing now are just—we’re super proud of them. No. We’re really extremely well-staffed right now for growth and market into the future.

Brian Kinstlinger

Okay. Thank you.

Rory J Cutaia

Thank you, Brian.

Operator

Our next question comes from Ed Woo with Ascendiant Capital. Please go ahead.

Edward Woo

Yes. Congratulations on getting all these festivals up and running. My questions is on the sports side of the business. I think that’s a great opportunity. Can you talk about the onboarding process? How quickly you can get these teams up and running to actually generate meaningful revenue for them?

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15

Verb Technology Company, Inc. – First Quarter 2022 Earnings Call, May 16, 2022

Rory J Cutaia

Pretty quickly, actually. The longest component of it is the internal approvals, which can take months sometimes. Some of the teams, depending on what kind of sport we’re talking about, have to go back to the league itself to get approval. The sales cycle can be long but once it’s approved, we can onboard them very, very quickly.

Edward Woo

Great, and are you going to be targeting international sports teams in addition to U.S. sports teams?

Rory J Cutaia

Yes. We already have. We’ve got some pretty big names in the pipeline. We just had two of our top sales guys just returned from Europe a few days ago and I’ll leave it there. I’m looking to share a lot more information as it continues to evolve, but what we’re doing is being very, very well received.

Edward Woo

Great. Well, thanks for answering my questions, and I wish you guys good luck.

Rory J Cutaia

Thank you, Ed. Much appreciated.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Rory J Cutaia for any closing remarks.

Rory J Cutaia

I’d just like to thank everyone for being on the call, and thanks for your continued interest in the Company. We are going through some crazy times right now with the market generally. I know a lot of people that believe in us and have trusted us and purchased shares in our business because of that belief and trust. We’re never going to let you down. We’re never going to stop. Whatever obstacles we face, we’re going to keep plowing through them. What we’ve built with Market and the results that I expect that we’ll see from that as we get through this year and beyond, I think will be well worth the pain that every single one of us is going through right now. I thank you for your continued support.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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